Exhibit 99.1

Contact:	Donald H. Anderson, President/CEO
Randall J. Larson, Executive Vice President/CFO
303-626-8200

TRANSMONTAIGNE ANNOUNCES RESULTS FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2004

AND SCHEDULES CONFERENCE CALL

Wednesday, February 9, 2005	Immediate Release

Denver, Colorado—TransMontaigne Inc. (AMEX:TMG) today announced financial results for the three and six months ended December 31, 2004. The Company today filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

FOR THE THREE AND SIX MONTHS ENDED

DECEMBER 31, 2004 AND 2003

(000s, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Income Statement Data
Revenues	$2,539,993	$2,174,445	$5,571,057	$4,725,179
Net operating margins:(1)
Supply, distribution and marketing	19,540	9,112	43,696	21,666
Terminals, pipelines, and tugs and barges	12,068	13,669	24,133	26,706
Operating income	14,079	5,870	30,461	16,367
Earnings (loss) before income taxes	7,081	(1,572)	13,462	1,722
Net earnings (loss)	4,249	(943)	8,077	1,033
Net earnings (loss) attributable to common stockholders	3,139	(1,634)	5,858	(349)
Net earnings (loss) per common share—basic	0.08	(0.04)	0.15	(0.01)

Non-GAAP Performance Measure
Adjusted operating income(2)	$42,705	$19,793	$49,364	$34,925

Cash Flow Activities
Net cash (used in) operating activities	$(113,082)	$(23,088)	$(116,506)	$(39,962)
Net cash (used in) investing activities	(171)	(6,692)	(12,561)	(14,111)
Net cash provided by financing activities	107,535	28,372	130,293	42,640

	December 31, 2004	June 30, 2004
Balance Sheet Data
Working capital(3)	$139,528	$118,320
Long-term debt	200,000	200,000

(1)                                  Net operating margins represent revenues, less product costs and other direct costs and expenses.

(2)                                  See Supplement B for reconciliation of adjusted operating income to operating income and earnings before income taxes.

(3)                                  Working capital represents current assets less current liabilities.

Quarter Ending December 31, 2004

Revenues for the three months ended December 31, 2004, were approximately $2.5 billion, as compared to approximately $2.2 billion for the comparable period in the prior year. The increase in revenues is due to an increase in commodity prices offset by a decrease in delivered volumes.  Net operating margins for the three months ended December 31, 2004, were approximately $31.6 million compared to approximately $22.8 million for the three months ended December 31, 2003.  Net earnings (loss) for the three months ended December 31, 2004, were approximately $4.2 million, as compared to approximately $(0.9) million for the three months ended December 31, 2003.  Net operating margins and net earnings for both periods were impacted by inventory gains recognized, inventory gains deferred, and lower of cost or market adjustments.  TransMontaigne believes that “adjusted net operating margins” and “adjusted operating income,” which eliminate the impact of these inventory adjustments, are useful measures to evaluate and compare performance between reporting periods.  Supplement A provides information about how we derive “adjusted operating income” and potential limitations of adjusted operating income as a measure of financial performance.  Supplement B provides a reconciliation of adjusted operating income to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Our adjusted net operating margins for the supply, distribution and marketing segment for the three months ended December 31, 2004, were approximately $42.4 million, as compared to $16.3 million during the three months ended December 31, 2003.  Rack spot margins were $4.2 million and $3.4 million during the three months ended December 31, 2004 and 2003, respectively.  Contract sales margins were $8.1 million and $2.5 million during the three months ended December 31, 2004 and 2003, respectively.  During the three months ended December 31, 2004, per unit margins from rack spot sales and contract sales were favorably impacted by declining distillate inventories available in the interior wholesale delivery markets due principally to increased demand for distillates, principally heating oil, in the Northeast, which caused shipping capacity on common carrier pipelines to be pro rated and, thereby, increased distillate value in the interior wholesale delivery markets.  For the three months ended December 31, 2004 and 2003, the inventory roll benefit was approximately $3.6 million and $2.6 million, respectively, representing the net increase in the value of our discretionary volumes held for immediate sale or exchange from carrying inventory to future periods in a rising forward price environment.  The adjusted net operating margins (deficiencies) from our bulk activities and other increased to approximately $6.8 million in the three months ended December 31, 2004, as compared to approximately $(0.3) million in the three months ended December 31, 2003, due principally to a favorable spread between the cash market and the prompt month NYMEX futures contract caused in part by major oil companies disposing of their refined product inventories in the bulk markets to mitigate property taxes associated with inventory volumes on hand at December 31, 2004.  The Coastal Fuels assets contributed heavy oil margins of approximately $5.4 million and $3.4 million during the three months ended December 31, 2004 and 2003, respectively.  The adjusted net operating margins from our supply chain management services decreased to approximately $3.6 million during the three months ended December 31, 2004, from approximately $4.1 million for the comparable period in 2003, due principally to a decrease in unit margins offset by additional volumes delivered to our existing customer base.  The adjusted net operating margins from our trading activities were due principally to short positions taken in the NYMEX options market in anticipation of the liquidation of certain in transit product inventory volumes upon complete implementation of the Morgan Stanley supply agreement.

The net operating margins from our terminals, pipelines, tugs and barges were approximately $12.1 million for the three months ended December 31, 2004, as compared to approximately $13.7 million for the three months ended December 31, 2003.  The decrease of approximately $1.6 million is due principally to an increase in direct operating costs and expenses of approximately $3.0 million offset by an increase in revenues of approximately $1.4 million.

Selling, general and administrative expenses for the three months ended December 31, 2004 and 2003, were approximately $11.8 million and $10.2 million, respectively.  During the three months ended December 31, 2004, we accrued bonuses of approximately $2.0 million to compensate our employees for their performance during the six months ended December 31, 2004.

Our average delivered volumes under our various sales arrangements are as follows (in barrels per day):

	Three Months Ended		Six Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Rack spot sales	32,000	116,000	41,000	129,000
Contract sales	215,000	204,000	215,000	191,000
Bulk sales	242,000	309,000	300,000	355,000
Supply chain management services	30,000	24,000	31,000	24,000
Total	519,000	653,000	587,000	699,000

Product Supply Agreement

On November 4, 2004, we executed a product supply agreement with Morgan Stanley Capital Group Inc. (“MSCG”). The product supply agreement expires on December 31, 2011, subject to provisions for early termination.  Under the terms of the product supply agreement, MSCG will be our principal supplier of gasoline and distillate to our existing marketing and distribution business at terminals connected to the Colonial and Plantation Pipelines and our Florida waterborne terminals at market-based rates.  MSCG will begin supplying certain of our terminals during January 2005 with complete implementation expected during February 2005.We will accept title and risk of loss to the products from MSCG upon discharge of the products from the delivering pipelines and vessels into our tank storage capacity at the respective terminals.

On November 23, 2004, in connection with the closing of the product supply agreement and as partial consideration for MSCG entering into the product supply agreement, we issued warrants to MSCG to purchase 5.5 million shares of TransMontaigne Inc. common stock at an exercise price equal to $6.60 per share, subject to adjustments in accordance with the terms and conditions of the warrant certificate.

Based on our discretionary inventory levels at December 31, 2004, the product supply agreement with MSCG should enable us to liquidate approximately 2.5 million to 3.5 million barrels of our discretionary inventory volumes by March 31, 2005.  We anticipate using the proceeds for the liquidation of the discretionary inventory volumes to repay outstanding borrowings under our senior secured working capital credit facility.  Under the terms of the product supply agreement, MSCG will be responsible for the origination and transportation of gasolines and distillates to most of our terminals.  As such, we expect to eliminate most of our bulk activities related to light oil products.

CONFERENCE CALL

TransMontaigne Inc. also announced today that it has scheduled a conference call for Monday, February 14, 2005 at 1:00 p.m. (MST) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 288-8975

Ask for:

TransMontaigne

A playback of the conference call will be available from 4:30 p.m. (MST) on Monday, February 14, 2005 until 11:59 p.m. (MDT) on Monday, February 21, 2005 by calling:

USA:  800-475-6701

International:  320-365-3844

Access Code:   769994

TransMontaigne Inc. is a refined petroleum products marketing and distribution company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions.  The Company’s principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) marketing and distribution, and (iii) supply chain management services.  The Company’s customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products.  Corporate news and additional information about TransMontaigne Inc. is available on the Company’s web site: www.transmontaigne.com

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward- looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

Supplement A

TRANSMONTAIGNE INC. AND SUBSIDIARIES

Our CEO reviews our financial performance using a non-GAAP financial performance measure that we refer to as “adjusted operating income”(1) for purposes of making operating decisions, allocating resources and assessing financial performance.  Adjusted operating income excludes recurring items that are included in the most comparable GAAP measure.  Therefore, the use of adjusted operating income may be subject to limitations compared to the use of the most comparable GAAP measure.(2)  Nevertheless, TransMontaigne’s management believes that adjusted operating income is an appropriate financial performance measure for evaluating TransMontaigne’s performance and operating its business.(3)  Our adjusted operating income is as follows (in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003

Terminals, Pipelines, and Tugs and Barges(4)
Historical facilities
Revenues	$17,602	$17,253	$34,542	$34,894
Direct operating costs and expenses	(9,086)	(7,749)	(17,205)	(15,493)
	8,516	9,504	17,337	19,401
Coastal Fuels assets(5)
Revenues	9,920	8,827	19,452	18,367
Direct operating costs and expenses	(6,368)	(4,662)	(12,656)	(11,062)
	3,552	4,165	6,796	7,305
Adjusted net operating margins	12,068	13,669	24,133	26,706
Supply, Distribution and Marketing(6)
Light oils:
Rack spot margins	4,232	3,432	6,148	5,314
Contract margins	8,133	2,526	10,882	3,871
Inventory roll (cost) benefit	3,618	2,634	4,501	1,915
Bulk activities and other margins	6,793	(262)	1,284	2,922
Heavy oils – contract margins(5)	5,406	3,424	7,976	4,864
Supply chain management services	3,608	4,070	6,648	6,421
Trading activities, net	10,649	457	9,646	2,588
Adjusted net operating margins	42,439	16,281	47,085	27,895
Total adjusted net operating margins	54,507	29,950	71,218	54,601
Selling, general and administrative expenses	(11,802)	(10,157)	(22,235)	(19,682)
Dividend income	—	—	381	6
Adjusted Operating Income (1)(2)(3)	$42,705	$19,793	$49,364	$34,925

(1)                                  Adjusted operating income is composed of our adjusted operating margins for each of our business segments offset by selling, general and administrative expenses and increased by dividend income.  Adjusted operating income differs from operating income as determined in accordance with GAAP in the treatment of our inventories-discretionary volumes, the exclusion of depreciation and amortization expense, the exclusion of gains (losses) on disposition of assets, and the inclusion of dividend income.

(2)                                  The presentation of adjusted operating income should not be used exclusively as an alternative to operating income as determined in accordance with GAAP as an indicator of our operating performance.  Our inventories–discretionary volumes are carried at the lower of cost (FIFO) or market, while our corresponding derivative and risk management contracts are marked to market.  As a result, if prices are increasing during the end of a quarter, we are likely to report significant losses on derivative and risk management contracts and significant deferred gains on discretionary inventory volumes held for immediate sale or exchange at the end of that quarter and report significant gains on our beginning inventories-discretionary volumes held for immediate sale or exchange when they are sold in the following quarter.  Adjusted operating income treats our inventories-discretionary volumes held for immediate sale or exchange and our derivative and risk management contracts on a mark-to-market basis.  As discussed in (3), below, management believes that adjusted operating income is a useful measure to evaluate TransMontaigne’s performance. However, adjusted operating income excludes items that are included in the most comparable GAAP measure, which may limit the usefulness of adjusted operating income for some purposes compared to the most comparable GAAP measure.

For example, adjusted operating income excludes depreciation and amortization expense.  The exclusion of depreciation and amortization expense from adjusted operating income could be viewed as limiting the usefulness of the adjusted operating income as a performance measure because it does not account in current periods for the implied reduction in value of our capital assets, such as storage tanks and barges, caused by aging and wear and tear.  Management compensates for this limitation by recognizing that depreciation and amortization are largely offset by repair and maintenance costs, which keep the actual value of our principal fixed assets from declining.  These maintenance costs are a component of direct operating costs and expenses that are included in adjusted net operating margins and adjusted operating income.

Adjusted operating income also does not reflect the implied expenses reported for lower of cost or market write-downs on base operating inventory volumes that may be reported in periods of declining commodity prices.  Base operating inventory volumes are product volumes that must remain in the common carrier pipeline systems we use to transport our product to our terminals.   The exclusion of these write-downs could be viewed as limiting the usefulness of adjusted operating income as a performance measure because declines in the market value of this product are not taken into account in current results. Management compensates for this limitation by recognizing that these volumes must remain in the common carrier system in order for our terminals and pipelines to function.  TransMontaigne would sell or dispose of these volumes only in connection with the sale, closure or significant decrease in the nature and scope of our supply, distribution and marketing business.  Consequently, these base operating inventory volumes are, in management’s view, more like a fixed asset than inventory held for sale in the ordinary course of business.

(3)                                  Adjusted operating income treats our inventories-discretionary volumes held for immediate sale or exchange and our derivative and risk management contracts on a mark-to-market basis.  Whereas GAAP requires that we report the value of our inventories-discretionary volumes at the lower of cost or market, and our corresponding derivative and risk management contracts are marked to market.  As a result, if prices are increasing during the end of a quarter, under GAAP we are likely to report significant losses on derivative and risk management contracts and significant deferred gains on discretionary inventory volumes held for immediate sale or exchange at the end of that quarter and report significant gains on our beginning inventories-discretionary volumes held for immediate sale or exchange when they are sold in the following quarter.

Adjusted operating income may, however, be limited as a measure of financial performance because it does not use the lower of cost or market method of accounting for our inventories-discretionary volumes held for immediate sale or exchange.  The lower of cost or market method prevents the recognition of gains from commodity price increases prior to realization of gains on the actual sale of inventory and, therefore, is considered to be a more conservative method of valuing inventory.  TransMontaigne believes that this limitation is compensated for by the deep and active market for refined petroleum products, which makes market prices readily available and permits product to be readily sold, as well as by the high rate of turnover of TransMontaigne’s inventory.

We believe that adjusted operating income is useful to investors because it adjusts the treatment of our inventories in calculating adjusted operating income so that our inventories-discretionary volumes held for immediate sale or exchange are reflected at fair value, which matches the treatment of our derivative and risk management contracts.  Because our inventories-discretionary volumes are composed of refined petroleum products, which are commodities with established trading markets and readily ascertainable market prices, we believe that the financial performance of the supply, distribution and marketing segment can be appropriately evaluated using the mark-to-market method rather than the lower-of-cost-or-market method of accounting for our inventories-discretionary volumes held for immediate sale or exchange.  Adjusted operating income permits us to measure and analyze the financial performance of TransMontaigne’s overall business, which involves the use of risk management contracts to reduce commodity price risk on product inventories and focuses on producing income through supply, distribution and marketing activities.  Therefore, by including the effects of changes in the fair value of our inventories-discretionary volumes held for immediate sale or exchange in adjusted operating income in the period in which the fair value actually changes, we believe that adjusted operating income gives investors a useful indication of TransMontaigne’s financial performance.  We manage the commodity price risk associated with our inventories-discretionary volumes held for immediate sale or exchange through the use of NYMEX futures contracts that are closely related to our actual inventory positions.  Because the NYMEX contracts settle daily, global commodity price risk in our inventory position is managed, and changes in commodity prices are not likely to distort the financial performance of the Company.  Because refined petroleum product commodity prices can be volatile, some investors may consider this alternative measure of performance to be useful because changes in commodity prices would be less likely to distort the financial performance of the Company.

Our working capital credit facility also uses a measure substantially identical to adjusted operating income to measure compliance with our financial covenants.

(4)                                  Our “adjusted net operating margins” for the terminals, pipelines, and tugs and barges segment are composed of revenues, less direct operating costs and expenses.  There are no differences between “adjusted net operating margins” for our terminals, pipelines, and tugs and barges segment and the net operating margins for that segment in our historical financial statements.

(5)                                  The acquisition of both Coastal Fuels Marketing, Inc. and Coastal Tug and Barge, Inc. closed on February 28, 2003, and accordingly, the adjusted net operating margins attributable to those activities are included only from the date of acquisition.

(6)                                  For our supply, distribution and marketing segment, “adjusted net operating margins” are composed of revenues less, cost of product sold and other direct costs and expenses.  For purposes of computing our “adjusted net operating margins” for the supply, distribution and marketing segment, cost of product sold is reflected at market value, which matches the treatment of our derivative and risk management contracts.  Additionally, for purposes of computing our “adjusted net operating margins,” our discretionary inventories—base operating volumes are maintained at original cost.  The differences between “adjusted net operating margins” for the supply, distribution and marketing segment and the net operating margins reported for that segment in our historical financial statements are presented in the accompanying Supplement B.

Supplement B

TRANSMONTAIGNE INC. AND SUBSIDIARIES

Reconciliation of “Adjusted Operating Income” to Earnings Before Income Taxes

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003

Adjusted Operating Income	$42,705	$19,793	$49,364	$34,925
Inventory Adjustments:
Gains recognized on beginning inventories— discretionary volumes held for immediate sale or exchange	4,405	3,067	2,330	5,855
Gains deferred on ending inventories—discretionary volumes held for immediate sale or exchange	(6,093)	(15,469)	(6,093)	(15,469)
Change in FIFO cost basis of base operating inventory volumes	(18,715)	5,504	2,870	5,718
Lower of cost or market write-downs on base operating inventory volumes	(2,496)	(271)	(2,496)	(2,333)
Other Items:
Depreciation and amortization	(5,727)	(5,932)	(11,534)	(11,469)
Lower of cost or market write-downs on product linefill and tank bottom volumes	—	(17)	—	(49)
Dividend income	—	—	(381)	(6)
Loss on disposition of assets	—	(805)	(3,599)	(805)
Operating income	14,079	5,870	30,461	16,367
Other expense, net	(6,998)	(7,442)	(16,999)	(14,645)
Earnings (Loss) Before Income Taxes	$7,081	$(1,572)	$13,462	$1,722

Supplement C

TRANSMONTAIGNE INC. AND SUBSIDIARIES

Quarterly Adjusted Operating Income by Fiscal Year

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Y-T-D Total
Fiscal Year Ending June 30, 2005
Terminals, pipelines, and tugs and barges:
Historical facilities	$8,821	$8,516	—	—	$17,337
Coastal Fuels assets	3,244	3,552	—	—	6,796
Product supply, distribution and marketing:
Light oils and other	2,076	37,033	—	—	39,109
Heavy oils	2,570	5,406	—	—	7,976
Adjusted net operating margins	16,711	54,507	—	—	71,218
Dividend income	381	—	—	—	381
Selling, general and administrative	(10,433)	(11,802)	—	—	(22,235)
Adjusted Operating Income	$6,659	$42,705	—	—	$49,364

Fiscal Year Ending June 30, 2004
Terminals, pipelines, and tugs and barges:
Historical facilities	$9,897	$9,504	$7,632	$7,600	$34,633
Coastal Fuels assets	3,140	4,165	3,955	3,215	14,475
Product supply, distribution and marketing:
Light oils and other	10,174	12,857	6,540	(7,494)	22,077
Heavy oils	1,440	3,424	5,416	3,376	13,656
Adjusted net operating margins	24,651	29,950	23,543	6,697	84,841
Dividend income	6	—	—	—	6
Selling, general and administrative	(9,525)	(10,157)	(10,452)	(7,399)	(37,533)
Adjusted Operating Income (Loss)	$15,132	$19,793	$13,091	$(702)	$47,314

Fiscal Year Ended June 30, 2003
Terminals, pipelines, and tugs and barges:
Historical facilities	$10,928	$10,745	$10,874	$9,837	$42,384
Coastal Fuels assets	—	—	1,676	3,732	5,408
Product supply, distribution and marketing:
Light oils and other	7,612	13,343	11,669	16,391	49,015
Heavy oils	—	—	2,489	3,810	6,299
Adjusted net operating margins	18,540	24,088	26,708	33,770	103,106
Dividend income	374	—	—	—	374
Selling, general and administrative	(9,331)	(8,775)	(10,440)	(11,945)	(40,491)
Corporate relocation	(1,084)	(365)	—	—	(1,449)
Adjusted Operating Income	$8,499	$14,948	$16,268	$21,825	$61,540

TRANSMONTAIGNE INC. AND SUBSIDIARIES

Adjusted Operating Income Reconciled to Net Earnings (Loss)

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Y-T-D Total
Fiscal Year Ending June 30, 2005
Adjusted Operating Income	$6,659	$42,705	—	—	$49,364
Gains recognized on beginning inventories— discretionary volumes held for immediate sale or exchange	2,330	4,405	—	—	2,330
Gains deferred on ending inventories— discretionary volumes held for immediate sale or exchange	(4,405)	(6,093)	—	—	(6,093)
Change in FIFO cost basis of base operating inventory volumes	21,585	(18,715)	—	—	2,870
Lower of cost or market write-down on base operating inventory volumes	—	(2,496)	—	—	(2,496)
Depreciation and amortization	(5,807)	(5,727)	—	—	(11,534)
Loss on disposition of assets	(3,599)	—	—	—	(3,599)
Interest expense, net	(6,284)	(6,556)	—	—	(12,840)
Other financing costs, net	(4,098)	(442)	—	—	(4,540)
Income tax (expense) benefit	(2,553)	(2,832)	—	—	(5,385)
Net Earnings	$3,828	$4,249	—	—	$8,077

Fiscal Year Ending June 30, 2004
Adjusted Operating Income	$15,132	$19,793	$13,091	$(702)	$47,314
Gains recognized on beginning inventories— discretionary volumes held for immediate sale or exchange	5,855	3,067	15,469	6,039	5,855
Gains deferred on ending inventories— discretionary volumes held for immediate sale or exchange	(3,067)	(15,469)	(6,039)	(2,330)	(2,330)
Change in FIFO cost basis of base operating inventory volumes	214	5,504	21,494	11,666	38,878
Lower of cost or market write-downs on base operating inventory volumes	(2,062)	(271)	(128)	(2,873)	(5,334)
Depreciation and amortization	(5,537)	(5,932)	(5,738)	(5,808)	(23,015)
Lower of cost or market write-downs on product linefill and tank bottom volumes	(32)	(17)	(11)	—	(60)
Loss on disposition of assets	—	(805)	—	(173)	(978)
Interest expense, net	(6,396)	(6,623)	(6,697)	(6,556)	(26,272)
Other financing costs, net	(813)	(819)	(821)	(1,016)	(3,469)
Income tax (expense) benefit	(1,318)	629	(12,248)	877	(12,060)
Net Earnings (Loss)	$1,976	$(943)	$18,372	$(876)	$18,529

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Total
Fiscal Year Ended June 30, 2003
Adjusted Operating Income	$8,499	$14,948	$16,268	$21,825	$61,540
Gains recognized on beginning inventories— discretionary volumes held for immediate sale or exchange	—	12,644	33,490	—	12,644
Gains deferred on ending inventories— discretionary volumes held for immediate sale or exchange	—	(33,490)	—	(5,855)	(5,855)
Change in FIFO cost basis of base operating inventory volumes	—	(1,421)	9,723	(7,887)	415
Lower of cost or market write-downs on base operating inventory volumes	—	—	(12,412)	(23)	(12,435)
Depreciation and amortization	(4,256)	(4,293)	(4,851)	(5,971)	(19,371)
Lower of cost or market write-downs on product linefill and tank bottom volumes	—	—	(633)	—	(633)
Interest expense, net	(3,224)	(2,967)	(3,759)	(4,469)	(14,419)
Other financing income (costs), net	(154)	966	(1,725)	(4,363)	(5,276)
Income tax benefit (expense)	(329)	5,173	(13,722)	368	(8,510)
Cumulative effect adjustment	—	(1,297)	—	—	(1,297)
Net Earnings (Loss)	$536	$(9,737)	$22,379	$(6,375)	$6,803